UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 10, 2007

Accredited Home Lenders Holding Co.

(Exact name of Registrant as specified in its charter)

Delaware	001-32275	04-3669482
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

15253 Avenue of Science, San Diego, CA 92128

(Address of principal executive offices) (Zip Code)

(858) 676-2100

(Registrant’s telephone number, including area code)

N/A

(Former address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. - Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Change in Control of Accredited. As reported in Item 5.01 of the 8-K filed by Accredited Home Lenders Holding Co. (“Accredited”) on October 15, 2007, the completion of the acquisition of Accredited by LSF5 Accredited Investments, LLC, resulted in a change of control of Accredited.

On October 10, 2007, pursuant to the Loan Agreement (the “Loan Agreement”) dated March 30, 2007 by and among Accredited Home Lenders, Inc. (“AHL”), Accredited Mortgage Loan REIT Trust (the “REIT”), Accredited, Farallon Capital Management LLC, and Mortgage Investments Funding, L.L.C. (“Lender”), Lender delivered to AHL and the REIT written notice stating that, as a result of the change of control of Accredited, Lender was exercising its option under Section 2.07 of the Loan Agreement to demand payment, on the thirtieth (30th) business day following delivery of the notice, of all outstanding loans, together with interest thereon, the change of control premium equal to 2.0% of the outstanding balance of the loans, and all other obligations due under the Loan Agreement. Accredited is the guarantor of the loans, the outstanding balance of which was $230 million as of October 15, 2007.

Item 8.01. Other Events.

On October 15, 2007, Accredited issued a press release announcing the exercise of Lender’s option to demand for repayment of the loans discussed under Item 2.04 above, the infusion of $100,000,000 in working capital from Accredited’s new parent, LSF5 Accredited Investments, LLC, and the resumption of lending operations by Accredited beginning October 15, 2007. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)

Exhibit No.	Description
99.1	Press Release issued by Accredited, dated October 15, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Accredited Home Lenders Holding Co.

By:	/s/ David E. Hertzel
David E. Hertzel
General Counsel

Dated: October 15, 2007